Exhibit 10.2

Amendment No. 1 to Xencor, Inc.
Amended and Restated 2023 Equity Incentive Plan

The Xencor, Inc. Amended and Restated 2023 Equity Incentive Plan (the “Plan”) is hereby amended (this “Amendment”), effective as of June 16, 2026.

1.Section 2(a) of the Plan is hereby amended in its entirety to read as follows:

“Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate of number of shares of Common Stock that may be issued pursuant to Awards will be 13,343,546 shares, plus a number of shares of Common Stock equal to the number of Returning Shares, if any, as such shares become available from time to time.”

2.Section 2(b) of the Plan is hereby amended in its entirety to read as follows:

“Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 13,343,546 shares.”

3.Except as modified by this Amendment, all the terms and provisions of the Plan as in effect immediately prior to this Amendment shall continue in full force and effect.

IN WITNESS WHEREOF, Xencor, Inc. has caused this Amendment to be executed on its behalf by its duly-authorized officer as of the date set forth below.

XENCOR, INC.

By: /s/ BASSIL DAHIYAT
Name: Bassil Dahiyat
Title: President & CEO
Date: June 16, 2026